Prospectus Supplement No. 9                     Filed Pursuant to Rule 424(b)(3)
(To Prospectus Dated November 2, 1999)                Registration No. 333-89345

                              Prospectus Supplement
                              Dated March 20, 2000

         This prospectus relates to the resale by the holder of our:

o        $300,000,000 principal amount of 6.25% convertible notes due 2009,

o $425,500,000 principal amount at maturity of 2.25% convertible notes due 2009, and

o the shares of Class A common stock issuable upon conversion of the notes.

         This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus dated November 2, 1999, including any amendments or supplements thereto. The terms of the notes are set forth in the prospectus.

         The information in the table appearing under the heading "Selling Securityholders" on page 42 in the prospectus is hereby amended by adding the information below with respect to selling securityholders not previously listed in the prospectus or in any amendments or supplements thereto, and by superceding the information with respect to selling securityholders previously listed in the prospectus or in any amendments or supplements thereto that are listed below:

                                       Principal                         Number of
                                       Amount at                      Shares of Class                   Percentage of
                                      Maturity of    Percentage of     A Common Stock     Number of        Class A
                                      6.25% Notes     6.25% Notes      Issuable Upon      Shares of      Common Stock
                                     Beneficially    Outstanding as    Conversion of       Class A       Outstanding
                                      Owned That     of March 16,      the 6.25% Notes   Common Stock   as of March
      Selling Securityholders         May Be Sold         2000        That May Be Sold      Owned         16, 2000**
      -----------------------         -----------    ---------------  ----------------   ------------   --------------
Allstate Insurance Company            $2,150,000         2.12             88,114              --              *
Alpine Associates                      4,700,000         4.63            192,622              --              *
Alpine Partners, L.P.                    800,000           *              32,786              --              *
                                      ==========         ====            =======            ======          ====

TOTAL                                 $7,650,000         7.53            313,522              --              *

                                       Principal                         Number of
                                       Amount at                      Shares of Class                   Percentage of
                                      Maturity of    Percentage of     A Common Stock     Number of     Class A Common
                                      2.25% Notes     2.25% Notes      Issuable Upon      Shares of         Stock
                                     Beneficially    Outstanding as    Conversion of       Class A      Outstanding as
                                      Owned That     of March 16,      the 2.25% Notes   Common Stock     of March 16,
      Selling Securityholders         May Be Sold         2000        That May Be Sold      Owned           2000**
      -----------------------         -----------    ---------------  ----------------   ------------   ---------------
Chrysler Corporation Master
Retirement Trust                      $ 0                  0               0                --                0
Delta Airlines Master Trust c/o
Oaktree Capital Management, LLC         0                  0               0                --                0
Motion Picture Industry Health
Plan - Active Member Fund               0                  0               0                --                0
Motion Picture Industry Health
Plan - Retiree Member Fund              0                  0               0                --                0
OCM Convertible Trust                   0                  0               0                --                0
Partner Reinsurance Company, Ltd.       0                  0               0                --                0
State Employees' Retirement Fund
of the State of Delaware                0                  0               0                --                0
State of Connecticut Combined
Investment Funds                        0                  0               0                --                0
Vanguard Convertible Securities
Fund, Inc.                              0                  0               0                --                0
                                      ====               ====            ====            ======             ====

TOTAL                                 $ 0                  0               0                --                0

* Less than 1%.
** Includes shares issuable upon conversion of the notes and shares beneficially owned as of March 16, 2000.